Flag International Equity 10f3 Transaction                  	Security Purchased    	Comparison Security    	Security Purchased
Issuer	China National Offshore Corporation	Apache	Petrochina
Underwriters	Merrill, CSFB, Bk of Canada, Warburg, Lehman, DBAB, JPMorgan	Merrill, CSFB, Goldman, Salomon Smith Barney	Goldman
Years of continuous operation, including predecessors	>3 years	>3 years	>3 years
Security	883 HK	APA	Petrochina ADR
Is the affiliate a manager or co-manager of offering?	yes	no	No
Name of underwriter or dealer from which purchased	Merrill	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	2/27/2001	7/27/2000	3/31/2000
Total amount of offering sold to QIBs	$ -	$ -	$ -
Total amount of any concurrent public offering	$ 25,293,360,000	$ 392,000,000	$ 2,890,549,519
Total	$ 25,293,360,000	$ 392,000,000	$ 2,890,549,519
Public offering price	$. 77 (local) $15.40 (ADR)	$ 49.00	$ 16.44
Sale Price / 1st Day Close	$ 17.05 (ADR ) (1st Day Close) +4.6% $ .90 (local) (1st Day Close) +14.4%	n/a	n/a
Realized gain/loss on sale	$200,020* $1.35/share (+8.7%)	n/a	n/a
Unrealized gain/loss as of 3/31	$229,508 (ADR Unrealized Gain) $ 17.60/share (ADR ) +10.7% $1,696,035 (local) $ .88/share (Local Unrealized Gain) +14.3%	n/a	n/a
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	0.54 (3.5%)	$1.84 (3.76%)	0.345 (2.1%)
Shares purchased	15,418,500 (local) 252,485 (ADR)	n/a	n/a
Amount of purchase	$ 15,563,770	n/a	n/a
% of offering purchased by fund	0.06%	n/a	n/a
% of offering purchased by associated funds	0.0001%	n/a	n/a
Total (must be less than 25%)	0.06%	n/a	n/a